Exhibit 99.1

Contacts:	Tracey Noe (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q1 2022 Results

First Quarter Highlights

•	Net revenues increased +7.3% driven by Organic Net Revenue[1] growth of +8.6%
•	Diluted EPS was $0.61, down -10.3%; Adjusted EPS[1] was $0.84, up +13.9% on a constant-currency basis
•	Cash provided by operating activities was $1.1 billion, an increase of +$0.2 billion versus prior year; Free Cash Flow[1] was $1.0 billion, +$0.3 billion
•	Return of capital to shareholders was $1.2 billion
•	Announced agreement to acquire Ricolino, Mexico’s leading confectionery company with iconic brands and strong distribution capabilities, doubling the size of our Mexico business
•	Appointed Mariano Lozano to the role of EVP and President, Latin America

CHICAGO, Ill. – April 26, 2022 – Mondelēz International, Inc. (Nasdaq: MDLZ) today reported its first quarter 2022 results.

“We delivered strong top-line results in our first quarter, driven by higher pricing and strong volume growth. Our chocolate and biscuit businesses continue to power our virtuous cycle of attractive revenue growth, strong profitability and robust cash flow,” said Dirk Van de Put, Chairman and Chief Executive Officer. “Demand remains strong across both developed and emerging markets, with all our regions posting growth. We expect elevated levels of input cost inflation to continue through the remainder of the year, and we will continue to take necessary actions to offset this dynamic - including a broader revenue growth management agenda, ongoing cost discipline, and further simplification within our business. We remain confident in our strategy and ability to create long-term value, while recognizing the need to stay agile to navigate the dynamic economic and geopolitical environment. We are also excited about our recently announced agreement to acquire Ricolino that will step-change our presence in the priority market of Mexico — adding to our portfolio some of the country’s most beloved chocolate and candy brands, while broadening our distribution footprint with more than 2,100 direct store delivery routes reaching 440,000 traditional trade outlets.”

Net Revenue

$ in millions	Reported Net Revenues			Organic Net Revenue Growth
	Q1 2022	% Chg vs PY		Q1 2022	Vol/Mix		Pricing
Quarter 1
Latin America	$826	23.5%		25.7%	8.7 pp		17.0 pp
Asia, Middle East & Africa	1,867	7.0		8.9	6.4 pp		2.5
Europe	2,935	3.1		4.9	3.4 pp		1.5
North America	2,136	8.0		7.7	0.2 pp		7.5

Mondelēz International	$7,764	7.3%		8.6%	3.8 pp		4.8 pp

Emerging Markets	$2,964	15.6%		16.5%	9.6 pp		6.9 pp
Developed Markets	$4,800	2.7%		4.2%	0.5 pp		3.7 pp
Operating Income and Diluted EPS
$ in millions, except per share data	Reported			Adjusted
	Q1 2022	vs PY (Rpt Fx)		Q1 2022	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 1
Gross Profit	$2,983	0.6%		$3,010	5.0%		9.9%
Gross Profit Margin	38.4%	(2.6	) pp	38.8%	(0.8	) pp

Operating Income	$1,094	(14.7)%		$1,378	6.7%		13.5%
Operating Income Margin	14.1%	(3.6	) pp	17.7%	(0.2	) pp

Net Earnings [2]	$855	(11.0)%		$1,168	4.0%		11.6%
Diluted EPS	$0.61	(10.3)%		$0.84	6.3%		13.9%

First Quarter Commentary

•

Net revenues increased 7.3 percent driven by Organic Net Revenue growth of 8.6 percent, and incremental sales from the company’s acquisitions of Chipita, Grenade and Gourmet Food, partially offset by unfavorable currency. Pricing and volume drove Organic Net Revenue growth.

•

Gross profit increased $17 million, while gross profit margin decreased 260 basis points to 38.4 percent primarily driven by lower mark-to-market gains from derivatives, the decrease in Adjusted Gross Profit[1] margin and incremental costs incurred due to the war in Ukraine. Adjusted Gross Profit increased $283 million at constant currency, while Adjusted Gross Profit margin decreased 80 basis points to 38.8 percent due to higher raw material and transportation costs and unfavorable mix, partially offset by pricing, productivity and volume leverage.

•

Operating income decreased $189 million and operating income margin was 14.1 percent, down 360 basis points primarily due to incremental costs incurred due to the war in Ukraine, lower mark-to-market gains from derivatives, intangible asset impairment charges incurred in 2022, higher acquisition integration costs and lower Adjusted Operating Income[1] margin, partially offset by lower restructuring costs. Adjusted Operating Income increased $175 million at constant currency while Adjusted Operating Income margin decreased 20 basis points to 17.7 percent, with input cost inflation and unfavorable mix, mostly offset by pricing and SG&A leverage.

•

Diluted EPS was $0.61, down 10.3 percent, primarily due to incremental costs incurred due to the war in Ukraine, lower mark-to-market gains from derivatives, intangible asset impairment charges incurred in 2022 and higher acquisition-related costs, partially offset by an increase in Adjusted EPS and lower restructuring costs.

•

Adjusted EPS was $0.84, up 13.9 percent on a constant-currency basis driven by operating gains, lower interest expense and fewer shares outstanding, partially offset by higher taxes primarily due to lower net benefits from non-recurring discrete tax items and lower benefit plan non-service income.

•	Capital Return: The company returned $1.2 billion to shareholders in cash dividends and share repurchases.

2022 Outlook

Mondelēz International provides its outlook on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

The company is updating its fiscal 2022 outlook to reflect expectations for continued top-line growth, higher cost of goods sold inflation, the timing effect of additional pricing actions and the impact of the war in Ukraine.

For 2022, the company now expects 4+ percent Organic Net Revenue growth, which reflects the strength of its first quarter and higher pricing related to increased input costs. The company also now expects mid-to-high single digit Adjusted EPS growth on a constant currency basis due to the current estimates of the loss of earnings from the war in Ukraine and material commodity cost increases due primarily to increases in energy costs. The company’s Free Cash Flow outlook remains at $3+ billion. The company estimates currency translation would decrease 2022 net revenue growth by approximately 3 percent3 with a negative $0.17 impact to Adjusted EPS3.

Outlook is provided in the context of greater than usual volatility as a result of COVID-19 and geopolitical uncertainty.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site.

About Mondelēz International

Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2021 net revenues of approximately $29 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.

Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.

2.	Earnings attributable to Mondelēz International.

3.	Currency estimate is based on published rates from XE.com on April 20, 2022.

Additional Definitions

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Türkiye, Kazakhstan, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “estimate,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the war in Ukraine; volatility resulting from the COVID-19 pandemic and geopolitical uncertainty; the company’s future performance, including its future revenue growth, earnings per share and cash flow; currency and the effect of currency translation on the company’s results of operations; the company’s strategy and ability to create long-term value; the economic and geopolitical environment; demand; input cost inflation and actions the company might take to offset it; strategic transactions, including the company’s planned acquisition of Ricolino; and the company’s outlook, including 2022 Organic Net Revenue growth, Adjusted EPS growth and Free Cash Flow. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, and many of these risks and uncertainties are currently amplified by and may continue to be amplified by the COVID-19 pandemic, including the spread of new variants of COVID-19 such as Omicron. Important factors that could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements include, but are not limited to, the impact of ongoing or new developments in the war in Ukraine, related current and future sanctions imposed by governments and other authorities, and related impacts on the company’s business, growth, reputation, prospects, financial condition, operating results (including components of its financial results), cash flows and liquidity; uncertainty about the effectiveness of efforts by health officials and governments to control the spread of COVID-19 and inoculate and treat populations impacted by COVID-19; uncertainty about the reimposition or lessening of restrictions imposed by governments intended to mitigate the spread of COVID-19 and the magnitude, duration, geographic reach and impact on the global economy of COVID-19; the ongoing, and uncertain future, impact of the COVID-19 pandemic on the company’s business, growth, reputation, prospects, financial condition, operating results (including components of its financial results), cash flows and liquidity; risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; volatility of commodity and other input costs and availability of commodities; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax laws and rates, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to the company’s business, such as malware incidents, cyberattacks or other security breaches, and the company’s compliance with privacy and data security laws; global or regional health pandemics or epidemics, including COVID-19; competition and the company’s response to channel shifts and pricing and other competitive pressures; promotion and protection of the company’s reputation and brand image; changes in consumer preferences and demand and the company’s ability to innovate and differentiate its products; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; management of the company’s workforce and shifts in labor availability; consolidation of retail customers and competition with retailer and other economy brands; changes in the company’s relationships with customers, suppliers or distributors; compliance with legal, regulatory, tax and benefit laws and related changes, claims or actions; the impact of climate change on the company’s supply chain and operations; strategic transactions; significant changes in valuation factors that may adversely affect the company’s impairment testing of goodwill and intangible assets; perceived or actual product quality issues or product recalls; failure to maintain effective internal control over financial reporting or disclosure controls and procedures; volatility of and access to capital or other markets, the effectiveness of the company’s cash management programs and its liquidity; pension costs; the expected discontinuance of London Interbank Offered Rates and transition to any other interest rate benchmark; and the company’s ability to protect its intellectual property and intangible assets. There may be other factors not presently known to the company or which the company currently considers to be immaterial that could cause its actual results to differ materially from those projected in any forward-looking statements the company makes. The company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this report except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
Net revenues	$7,764	$7,238

Cost of sales	4,781	4,272

Gross profit	2,983	2,966
Gross profit margin	38.4%	41.0%

Selling, general and administrative expenses	1,693	1,564

Asset impairment and exit costs	164	90

Gain on acquisition	—	(9)

Amortization of intangible assets	32	38

Operating income	1,094	1,283
Operating income margin	14.1%	17.7%

Benefit plan non-service income	(33)	(44)

Interest and other expense, net	168	218

Earnings before income taxes	959	1,109

Income tax provision	(210)	(212)
Effective tax rate	21.9%	19.1%
Loss on equity method investment transactions	(5)	(7)
Equity method investment net earnings	117	78

Net earnings	861	968

Noncontrolling interest earnings	(6)	(7)

Net earnings attributable to Mondelēz International	$855	$961

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.62	$0.68

Diluted earnings per share attributable to Mondelēz International	$0.61	$0.68

Average shares outstanding:
Basic	1,389	1,412
Diluted	1,398	1,422

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$1,946	$3,546
Trade receivables	2,943	2,337
Other receivables	749	851
Inventories, net	2,838	2,708
Other current assets	1,143	900

Total current assets	9,619	10,342
Property, plant and equipment, net	9,015	8,658
Operating lease right of use assets	653	613
Goodwill	22,618	21,978
Intangible assets, net	18,829	18,291
Prepaid pension assets	1,046	1,009
Deferred income taxes	561	541
Equity method investments	5,255	5,289
Other assets	398	371

TOTAL ASSETS	$67,994	$67,092

LIABILITIES
Short-term borrowings	$606	$216
Current portion of long-term debt	754	1,746
Accounts payable	7,241	6,730
Accrued marketing	2,272	2,097
Accrued employment costs	721	822
Other current liabilities	2,509	2,397

Total current liabilities	14,103	14,008
Long-term debt	18,344	17,550
Long-term operating lease liabilities	508	459
Deferred income taxes	3,521	3,444
Accrued pension costs	645	681
Accrued postretirement health care costs	304	301
Other liabilities	2,353	2,326

TOTAL LIABILITIES	39,778	38,769
EQUITY
Common Stock	—	—
Additional paid-in capital	32,053	32,097
Retained earnings	31,163	30,806
Accumulated other comprehensive losses	(10,425)	(10,624)
Treasury stock	(24,630)	(24,010)

Total Mondelēz International Shareholders’ Equity	28,161	28,269
Noncontrolling interest	55	54

TOTAL EQUITY	28,216	28,323

TOTAL LIABILITIES AND EQUITY	$67,994	$67,092

	March 31, 2022	December 31, 2021	Incr/ (Decr)
Short-term borrowings	$606	$216	$390
Current portion of long-term debt	754	1,746	(992)
Long-term debt	18,344	17,550	794

Total Debt	19,704	19,512	192
Cash and cash equivalents	1,946	3,546	(1,600)

Net Debt (1)	$17,758	$15,966	$1,792

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$861	$968
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	275	284
Stock-based compensation expense	24	25
Deferred income tax (benefit)/provision	(70)	34
Asset impairments and accelerated depreciation	155	43
Loss on early extinguishment of debt	38	110
Gain on acquisition	—	(9)
Loss on equity method investment transactions	5	7
Equity method investment net earnings	(117)	(78)
Distributions from equity method investments	107	74
Other non-cash items, net	(13)	(23)
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(517)	(494)
Inventories, net	(81)	(37)
Accounts payable	397	283
Other current assets	(104)	(140)
Other current liabilities	230	(55)
Change in pension and postretirement assets and liabilities, net	(59)	(77)

Net cash provided by/(used in) operating activities	1,131	915

CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(167)	(216)
Acquisitions, net of cash received	(1,418)	(490)
Proceeds from divestitures including equity method investments	66	—
Proceeds from sale of property, plant and equipment and other	78	16

Net cash provided by/(used in) investing activities	(1,441)	(690)

CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	—	—
Repayments of commercial paper, maturities greater than 90 days	—	—
Net issuances/(repayments) of other short-term borrowings	217	647
Long-term debt proceeds	1,991	2,373
Long-term debt repayments	(2,306)	(3,353)
Repurchase of Common Stock	(751)	(1,046)
Dividends paid	(491)	(453)
Other	60	51

Net cash provided by/(used in) financing activities	(1,280)	(1,781)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10)	(35)

Cash, Cash Equivalents and Restricted Cash
(Decrease) / increase	(1,600)	(1,591)
Balance at beginning of period	3,553	3,650

Balance at end of period	$1,953	$2,059

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. In the first quarter of 2022, the company added to the non-GAAP definitions the exclusion of incremental costs due to the war in Ukraine.

•

“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and developed markets.

•

“Adjusted Gross Profit” is defined as gross profit excluding the impacts of the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; mark-to-market impacts from commodity, forecasted currency and equity method investment transaction derivative contracts; and incremental costs due to the war in Ukraine. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses, divestiture-related costs, acquisition-related costs, and acquisition integration costs and contingent consideration adjustments; remeasurement of net monetary position; impacts from resolution of tax matters; impact from pension participation changes; and costs associated with the JDE Peet’s transaction. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin,” which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•

“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the items listed in the Adjusted Operating Income definition, as well as losses on debt extinguishment and related expenses; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; net earnings from divestitures; and initial impacts from enacted tax law changes; and gains or losses on equity method investment transactions. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ significant operating and non-operating items. The tax impact of each of the items excluded from the company’s GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months ended March 31, 2022 and March 31, 2021. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions that specifically impacted the company’s results.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on divestitures

Divestitures include completed sales of businesses (including the partial or full sale of an equity method investment - discussed separately below under the gains and losses on equity method investment transactions section) and exits of major product lines upon completion of a sale or licensing agreement. As the company records its share of KDP and JDE Peet’s ongoing earnings on a one-quarter lag basis, any KDP or JDE Peet’s ownership reductions are reflected as divestitures within the company’s non-GAAP results the following quarter.

•

The company’s non-GAAP results include the impacts from 2021 partial sales of its equity method investment in KDP as if the sales occurred at the beginning of all periods presented. See the section on gains/losses on equity method investment transactions below for more information.

Acquisitions, Acquisition-related costs and Acquisition integration costs

On January 3, 2022, the company acquired 100% of the equity of Chipita S.A. (“Chipita”), a leading croissants and baked snacks company in the Central and Eastern European markets. The acquisition of Chipita offers a strategic complement to the company’s existing portfolio and advances its strategy to become the global leader in broader snacking. The acquisition added incremental net revenues of $152 million and operating income of $4 million in the three months ended March 31, 2022. The company incurred acquisition-related costs of $21 million in the three months ended March 31, 2022. The company also incurred acquisition integration costs of $35 million in the three months ended March 31, 2022.

On April 1, 2021, the company acquired Gourmet Food Holdings Pty Ltd, a leading Australian food company in the premium biscuit and cracker category. The acquisition added incremental net revenues of $14 million and operating income of $1 million in the three months ended March 31, 2022. The company also incurred acquisition-related costs of $1 million in the three months ended March 31, 2021.

On March 25, 2021, the company acquired a majority interest in Lion/Gemstone Topco Ltd (“Grenade”), a performance nutrition leader in the United Kingdom. The acquisition of Grenade expands the company’s position into the premium nutrition segment. The acquisition added incremental net revenues of $21 million and operating income of $2 million in the three months ended March 31, 2022. The company also incurred acquisition-related costs of $2 million in the three months ended March 31, 2021.

On January 4, 2021, the company acquired the remaining 93% of equity of Hu Master Holdings, a category leader in premium chocolate in the United States, which provides a strategic complement to the company’s snacking portfolio in North America through growth opportunities in chocolate and other offerings in the well-being segment. As a result of acquiring the remaining equity interest, the company consolidated the operation and recorded a pre-tax gain of $9 million ($7 million after-tax) related to stepping up the company’s previously-held $8 million (7%) investment to fair value. The company also incurred acquisition-related costs of $4 million during the three months ended March 31, 2021.

On April 1, 2020, the company acquired a majority interest in Give & Go, a North American leader in fully-finished sweet baked goods and owner of the famous two-bite® brand of brownies and the Create-A-Treat® brand, known for cookie and gingerbread house decorating kits. The acquisition of Give & Go provides access to the in-store bakery channel and expands the company’s position in broader snacking. The company incurred $1 million of acquisition-integrations costs in the three months ended March 31, 2021.

Simplify to Grow Program

The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.

Restructuring costs

The company recorded restructuring charges of $11 million in the three months ended March 31, 2022 and $88 million in the three months ended March 31, 2021 within asset impairment and exit costs and benefit plan non-service income. These charges were for severance and related costs, non-cash asset write-downs (including accelerated depreciation and asset impairments) and other adjustments, including any gains on sale of restructuring program assets.

Implementation costs

Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $20 million in the three months ended March 31, 2022 and $34 million in the three months ended March 31, 2021.

Intangible asset impairment charges

During the first quarter of 2022, the company recorded a $78 million intangible asset impairment charge in AMEA due to lower than expected growth and profitability of a local biscuit brand sold in select markets in AMEA and Europe.

Mark-to-market impacts from commodity and currency derivative contracts

The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency and equity method investment transaction derivative contracts from its non-GAAP earnings measures. The mark-to-market impacts of commodity and forecasted currency transaction derivatives are excluded until such time that the related exposures impact the company’s operating results. Since the company purchases commodity and forecasted currency transaction contracts to mitigate price volatility primarily for inventory requirements in future periods, the company makes this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of its underlying operating performance across periods. The company excludes equity method investment derivative contract settlements as they represent protection of value for future divestitures. The company recorded net unrealized gains on commodity, forecasted currency and equity method transaction derivatives of $28 million in the three months ended March 31, 2022, and recorded net unrealized gains of $117 million in the three months ended March 31, 2021.

Remeasurement of net monetary position

During the second quarter of 2018, primarily based on published estimates which indicated that Argentina’s three-year cumulative inflation rate exceeded 100%, the company concluded that Argentina became a highly inflationary economy for accounting purposes. As of July 1, 2018, the company began to apply highly inflationary accounting for its Argentinean subsidiaries and changed their functional currency from the Argentinean peso to the U.S. dollar. On July 1, 2018, both monetary and non-monetary assets and liabilities denominated in Argentinian pesos were remeasured into U.S. dollars. As of each subsequent balance sheet date, Argentinean peso denominated monetary assets and liabilities were remeasured into U.S. dollars using the exchange rate as of the balance sheet date, with remeasurement and other transaction gains and losses recorded in net earnings. Within selling, general and administrative expenses, the company recorded remeasurement losses of $5 million in the three months ended March 31, 2022 and $5 million in the three months March 31, 2021 related to the revaluation of the Argentinean peso denominated net monetary position over these periods.

Impact from pension participation changes

The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

On July 11, 2019, the company received an undiscounted withdrawal liability assessment related to the company’s complete withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund totaling $526 million and requiring pro-rata monthly payments over 20 years. The company began making monthly payments during the third quarter of 2019. In connection with the discounted long-term liability, the company recorded accreted interest of $3 million in the three months ended March 31, 2022 and $3 million in the three months ended March 31, 2021 within interest and other expense, net. As of March 31, 2022, the remaining discounted withdrawal liability was $356 million, with $15 million recorded in other current liabilities and $341 million recorded in long-term other liabilities.

Incremental costs due to the war in Ukraine

In February 2022, Russia began a military invasion of Ukraine and the company closed its operations and facilities in Ukraine. In March 2022, the company’s two Ukrainian manufacturing facilities in Trostyanets and Vyshhorod were significantly damaged. During the first quarter of 2022, the company evaluated and impaired these and other assets. The company recorded $143 million of total expenses ($145 million after-tax) incurred as a direct result of the war, including $75 million recorded in asset impairment and exit costs, $44 million in cost of sales and $24 million in selling, general and administrative expenses.

Loss on debt extinguishment and related expenses

On March 18, 2022, the company completed an early redemption of long-term U.S. dollar ($987 million) denominated notes. The company recorded a $129 million loss on debt extinguishment and related expenses within interest and other expense, net, consisting of $38 million paid in excess of carrying value of the debt and from recognizing unamortized discounts and deferred financing costs in earnings and $91 million in unamortized forward starting swap losses in earnings at the time of the debt extinguishment.

On March 31, 2021, the company completed an early redemption of euro (€1,200 million) and U.S. dollar ($992 million) denominated notes. The company recorded a $137 million loss on debt extinguishment and related expenses within interest and other expense, net, consisting of $110 million paid in excess of carrying value of the debt and from recognizing unamortized discounts and deferred financing costs in earnings and $27 million foreign currency derivative loss related to the redemption payment at the time of the debt extinguishment.

Initial impacts from enacted tax law changes

The company excludes initial impacts from enacted tax law changes from its non-GAAP financial measures as they do not reflect its ongoing tax obligations under the enacted tax law changes. Initial impacts include items such as the remeasurement of deferred tax balances and the transition tax from the 2017 U.S. tax reform. Previously, the company only excluded the initial impacts from more material tax reforms, specifically the impacts of the 2019 Swiss tax reform and 2017 U.S. tax reform. To facilitate comparisons of its underlying operating results, the company has recast all historical non-GAAP earnings measures to exclude the initial impacts from enacted tax law changes.

Gains and losses on equity method investment transactions

Keurig Dr Pepper transactions

On August 2, 2021, the company sold approximately $14.7 million shares of KDP, which reduced its ownership interest by 1% to 5.3% of the total outstanding shares. The company received $500 million of proceeds and recorded a pre-tax gain of $248 million (or $189 million after-tax) during the third quarter of 2021.

On June 7, 2021, the company participated in a secondary offering of KDP shares and sold approximately 28.0 million shares, which reduced its ownership interest by 2% to 6.4% of the total outstanding shares. The company received $997 million of proceeds and recorded a pre-tax gain of $520 million (or $392 million after-tax) during the second quarter of 2021.

The company considers these ownership reductions partial divestitures of its equity method investment in KDP. Therefore, the company has removed the equity method investment net earnings related to the divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company’s U.S. GAAP results, which include its equity method investment net earnings from KDP, did not change from what was previously reported.

Equity method investee items

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its equity method investees’ significant operating and non-operating items, such as acquisition and divestiture-related costs and restructuring program costs.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK

The company’s outlook for 2022 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2022 because the company is unable to predict during this period the impact from potential acquisitions or divestitures, as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2022 because the company is unable to predict during this period the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2022 because the company is unable to predict during this period the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars)

(Unaudited)

	Latin America	AMEA	Europe	North America	Mondelēz International
For the Three Months Ended March 31, 2022
Reported (GAAP)	$826	$1,867	$2,935	$2,136	$7,764
Acquisitions	—	(15)	(184)	(7)	(206)
Currency	15	49	235	—	299

Organic (Non-GAAP)	$841	$1,901	$2,986	$2,129	$7,857

For the Three Months Ended March 31, 2021
Reported (GAAP)	$669	$1,745	$2,847	$1,977	$7,238
Divestitures	—	—	—	—	—

Organic (Non-GAAP)	$669	$1,745	$2,847	$1,977	$7,238

% Change
Reported (GAAP)	23.5%	7.0%	3.1%	8.0%	7.3%
Divestitures	— pp	— pp	— pp	— pp	— pp
Acquisitions	—	(0.9)	(6.4)	(0.3)	(2.8)
Currency	2.2	2.8	8.2	—	4.1

Organic (Non-GAAP)	25.7%	8.9%	4.9%	7.7%	8.6%

Vol/Mix	8.7 pp	6.4 pp	3.4 pp	0.2 pp	3.8 pp
Pricing	17.0	2.5	1.5	7.5	4.8

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Markets

(in millions of U.S. dollars)

(Unaudited)

	Emerging Markets	Developed Markets	Mondelēz International
For the Three Months Ended March 31, 2022
Reported (GAAP)	$2,964	$4,800	$7,764
Acquisitions	(116)	(90)	(206)
Currency	139	160	299

Organic (Non-GAAP)	$2,987	$4,870	$7,857

For the Three Months Ended March 31, 2021
Reported (GAAP)	$2,563	$4,675	$7,238
Divestitures	—	—	—

Organic (Non-GAAP)	$2,563	$4,675	$7,238

% Change
Reported (GAAP)	15.6%	2.7%	7.3%
Divestitures	— pp	— pp	— pp
Acquisitions	(4.6)	(1.9)	(2.8)
Currency	5.5	3.4	4.1

Organic (Non-GAAP)	16.5%	4.2%	8.6%

Vol/Mix	9.6 pp	0.5 pp	3.8 pp
Pricing	6.9	3.7	4.8

Schedule 5

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31, 2022
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$7,764	$2,983	38.4%	$1,094	14.1%
Simplify to Grow Program	—	10		31
Intangible asset impairment charges	—	—		78
Mark-to-market (gains)/losses from derivatives	—	(28)		(27)
Acquisition integration costs and contingent consideration adjustments	—	—		32
Acquisition-related costs	—	—		21
Divestiture-related costs	—	1		1
Remeasurement of net monetary position	—	—		5
Incremental costs due to war in Ukraine	—	44		143

Adjusted (Non-GAAP)	$7,764	$3,010	38.8%	$1,378	17.7%

Currency		139		89

Adjusted @ Constant FX (Non-GAAP)		$3,149		$1,467

	For the Three Months Ended March 31, 2021
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$7,238	$2,966	41.0%	$1,283	17.7%
Simplify to Grow Program	—	15		122
Mark-to-market (gains)/losses from derivatives	—	(116)		(118)
Acquisition integration costs and contingent consideration adjustments	—	—		1
Acquisition-related costs	—	—		7
Gain on acquisition	—	—		(9)
Remeasurement of net monetary position	—	—		5
Impact from pension participation changes	—	1		1

Adjusted (Non-GAAP)	$7,238	$2,866	39.6%	$1,292	17.9%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$17		$(189)
$ Change - Adjusted (Non-GAAP)		144		86
$ Change - Adjusted @ Constant FX (Non-GAAP)		283		175

% Change - Reported (GAAP)		0.6%		(14.7)%
% Change - Adjusted (Non-GAAP)		5.0%		6.7%
% Change - Adjusted @ Constant FX (Non-GAAP)		9.9%		13.5%

Schedule 6

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended March 31, 2022
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,094	$(33)	$168	$959	$210	21.9%	$5	$(117)	$6	$855	$0.61
Simplify to Grow Program	31	—	—	31	7		—	—	—	24	0.02
Intangible asset impairment charges	78	—	—	78	19		—	—	—	59	0.04
Mark-to-market (gains)/losses from derivatives	(27)	—	1	(28)	5		—	—	—	(33)	(0.02)
Acquisition integration costs and contingent consideration adjustments	32	—	(3)	35	50		—	—	—	(15)	(0.01)
Acquisition-related costs	21	—	—	21	1		—	—	—	20	0.02
Divestiture-related costs	1	—	—	1	—		—	—	—	1	—
Remeasurement of net monetary position	5	—	—	5	—		—	—	—	5	—
Impact from pension participation changes	—	—	(3)	3	1		—	—	—	2	—
Incremental costs due to war in Ukraine	143	—	—	143	(2)		—	—	—	145	0.11
Loss on debt extinguishment and related expenses	—	—	(129)	129	31		—	—	—	98	0.07
Loss on equity method investment transactions	—	—	—	—	—		(5)	—	—	5	—
Equity method investee items	—	—	—	—	(3)		—	1	—	2	—

Adjusted (Non-GAAP)	$1,378	$(33)	$34	$1,377	$319	23.2%	$—	$(116)	$6	$1,168	$0.84

Currency										85	0.06

Adjusted @ Constant FX (Non-GAAP)										$1,253	$0.90

Diluted Average Shares Outstanding											1,398

	For the Three Months Ended March 31, 2021
	Operating Income	Benefit plan non -service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,283	$(44)	$218	$1,109	$212	19.1%	$7	$(78)	$7	$961	$0.68
Simplify to Grow Program	122	—	—	122	31		—	—	—	91	0.07
Mark-to-market (gains)/losses from derivatives	(118)	—	(1)	(117)	(22)		—	—	—	(95)	(0.07)
Acquisition integration costs and contingent consideration adjustments	1	—	—	1	—		—	—	—	1	—
Acquisition-related costs	7	—	—	7	1		—	—	—	6	0.01
Net earnings from divestitures	—	—	—	—	(3)		—	14	—	(11)	(0.01)
Gain on acquisition	(9)	—	—	(9)	(2)		—	—	—	(7)	—
Remeasurement of net monetary position	5	—	—	5	—		—	—	—	5	—
Impact from pension participation changes	1	—	(3)	4	1		—	—	—	3	—
Loss on debt extinguishment and related expenses	—	—	(137)	137	34		—	—	—	103	0.07
Initial impacts from enacted tax law changes	—	—	—	—	(4)		—	—	—	4	—
Loss on equity method investment transactions	—	—	—	—	—		(7)	—	—	7	—
Equity method investee items	—	—	—	—	2		—	(57)	—	55	0.04

Adjusted (Non-GAAP)	$1,292	$(44)	$77	$1,259	$250	19.9%	$—	$(121)	$7	$1,123	$0.79

Diluted Average Shares Outstanding											1,422

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.61	$0.68	$(0.07)	(10.3)%
Simplify to Grow Program	0.02	0.07	(0.05)
Intangible asset impairment charges	0.04	—	0.04
Mark-to-market (gains)/losses from derivatives	(0.02)	(0.07)	0.05
Acquisition integration costs and contingent consideration adjustments	(0.01)	—	(0.01)
Acquisition-related costs	0.02	0.01	0.01
Net earnings from divestitures	—	(0.01)	0.01
Incremental costs due to war in Ukraine	0.11	—	0.11
Loss on debt extinguishment and related expenses	0.07	0.07	—
Equity method investee items	—	0.04	(0.04)

Adjusted EPS (Non-GAAP)	$0.84	$0.79	$0.05	6.3%
Impact of unfavorable currency	0.06	—	0.06

Adjusted EPS @ Constant FX (Non-GAAP)	$0.90	$0.79	$0.11	13.9%

Adjusted EPS @ Constant FX—Key Drivers
Increase in operations			$0.09
Change in benefit plan non-service income			(0.01)
Change in interest and other expense, net			0.03
Change in equity method investment net earnings			—
Change in income taxes			(0.02)
Change in shares outstanding			0.02

			$0.11

Schedule 8

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31, 2022
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$826		$1,867		$2,935		$2,136		$—	$—	$—	$—	$7,764
Divestitures	—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$826		$1,867		$2,935		$2,136		$—	$—	$—	$—	$7,764

Operating Income
Reported (GAAP)	$103		$272		$377		$418		$27	$(50)	$(32)	$(21)	$1,094
Simplify to Grow Program	—		3		7		15		—	6	—	—	31
Intangible asset impairment charges	—		78		—		—		—	—	—	—	78
Mark-to-market (gains)/losses from derivatives	—		—		—		—		(27)	—	—	—	(27)
Acquisition integration costs and contingent consideration adjustments	—		—		32		—		—	—	—	—	32
Acquisition-related costs	—		—		—		—		—	—	—	21	21
Divestiture-related costs	1		—		—		—		—	—	—	—	1
Remeasurement of net monetary position	5		—		—		—		—	—	—	—	5
Incremental costs due to war in Ukraine	—		—		143		—		—	—	—	—	143

Adjusted (Non-GAAP)	$109		$353		$559		$433		$—	$(44)	$(32)	$—	$1,378
Currency	6		10		77		1		—	(3)	(2)	—	89

Adjusted @ Constant FX (Non-GAAP)	$115		$363		$636		$434		$—	$(47)	$(34)	$—	$1,467

% Change - Reported (GAAP)	35.5%		(24.9)%		(32.3)%		54.8%		n/m	21.9%	15.8%	n/m	(14.7)%
% Change - Adjusted (Non-GAAP)	25.3%		2.9%		(2.6)%		13.4%		n/m	21.4%	15.8%	n/m	6.7%
% Change - Adjusted @ Constant FX (Non-GAAP)	32.2%		5.8%		10.8%		13.6%		n/m	16.1%	10.5%	n/m	13.5%

Operating Income Margin
Reported %	12.5%		14.6%		12.8%		19.6%						14.1%
Reported pp change	1.1	pp	(6.1	)pp	(6.8	)pp	5.9	pp					(3.6	)pp
Adjusted %	13.2%		18.9%		19.0%		20.3%						17.7%
Adjusted pp change	0.2	pp	(0.8	)pp	(1.2	)pp	1.0	pp					(0.2	)pp

	For the Three Months Ended March 31, 2021
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$669	$1,745	$2,847	$1,977	$—	$—	$—	$—	$7,238
Divestitures	—	—	—	—	—	—	—	—	—

Adjusted (Non-GAAP)	$669	$1,745	$2,847	$1,977	$—	$—	$—	$—	$7,238

Operating Income
Reported (GAAP)	$76	$362	$557	$270	$118	$(64)	$(38)	$2	$1,283
Simplify to Grow Program	6	(19)	16	111	—	8	—	—	122
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(118)	—	—	—	(118)
Acquisition integration costs and contingent consideration adjustments	—	—	—	1	—	—	—	—	1
Acquisition-related costs	—	—	—	—	—	—	—	7	7
Gain on acquisition	—	—	—	—	—	—	—	(9)	(9)
Remeasurement of net monetary position	5	—	—	—	—	—	—	—	5
Impact from pension participation changes	—	—	1	—	—	—	—	—	1

Adjusted (Non-GAAP)	$87	$343	$574	$382	$—	$(56)	$(38)	$—	$1,292

Operating Income Margin
Reported %	11.4%	20.7%	19.6%	13.7%					17.7%
Adjusted %	13.0%	19.7%	20.2%	19.3%					17.9%

Schedule 9

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Provided by Operating Activities to Free Cash Flow

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021	$ Change
Net Cash Provided by Operating Activities (GAAP)	$1,131	$915	$216
Capital Expenditures	(167)	(216)	49

Free Cash Flow (Non-GAAP)	$964	$699	$265